Exhibit 99.3

Disc Medicine | Gemini Merger + Bitopertin BEACON Social Media Date LinkedIn Image Weds, August 10 at 7:30 am ET (after PR crosses wires) We are delighted to announce that Disc has entered into a definitive merger agreement with Gemini Therapeutics. The merger will create a NASDAQ-listed, clinical-stage biopharmaceutical company focused on advancing Disc’s portfolio of first-in-class hematology programs. Upon close, the combined company is expected to have approximately $175 million of cash or cash equivalents which is expected to provide funding into 2025. Read more: [link to press release]

Wednesday, August 10 at 1:00 pm ET Disc is excited to announce the initiation of the BEACON Phase 2 study, a randomized, open-label, clinical trial designed to evaluate bitopertin as a potential disease-modifying therapy for patients with Erythropoietic protoporphyria (EPP) or X-linked Protoporphyria (XLP). Learn more about bitopertin and the BEACON trial here: [LINK TO PR] Bitopertin is an experimental agent and is not approved for use as a therapy in any jurisdiction worldwide.

Disc Medicine | Bitopertin BEACON Social Media Date LinkedIn Image Wednesday, August 10 at 1:00 pm ET Disc is excited to announce the initiation of the BEACON Phase 2 study, a randomized, open-label, clinical trial designed to evaluate bitopertin as a potential disease-modifying therapy for patients with Erythropoietic protoporphyria (EPP) or X-linked Protoporphyria (XLP). Learn more about bitopertin and the BEACON trial here: [LINK TO PR] Bitopertin is an experimental agent and is not approved for use as a therapy in any jurisdiction worldwide.